DRAFT
SUB-TRANSFER AGENCY AGREEMENT


AGREEMENT made as of the [    ] day of December, 1997 by and between
Concert Investment Series, formerly known as Common Sense Trust on behalf of the [Name of Fund] (the "Fund") and PFS Shareholders Services (the "Sub-Transfer Agent").

WITNESSETH:

WHEREAS, the Fund desires that Sub-Transfer Agent be retained to perform certain recordkeeping and accounting services and functions with respect to transactions in the Fund's Class 1, Class A and Class B shares ("Shares") made by those beneficial owners of Fund shares (the "Shareholders") with respect to which the Sub-Transfer Agent maintains record ownership as nominee with the Fund's transfer agent ("Transfer Agent") in a single master shareholder account; and

WHEREAS, Sub-Transfer Agent desires to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1. Services Provided by Sub-Transfer Agent

Sub-Transfer Agent agrees to perform recordkeeping and accounting services and functions with respect to transactions in Shares made by the Shareholders with respect to the Fund. Sub-Transfer Agent shall maintain with the Transfer Agent a single master shareholder account. Sub-Transfer Agent will provide the following services:

	A. Maintain separate records for each Shareholder reflecting Shares purchased, redeemed and exchanged on behalf of such Shareholder and outstanding balances of Shares owned by or for the benefit of such Shareholder.

	B. Prepare and transmit to Shareholders periodic account statements indicating the number of Shares of the Fund owned for the benefit of Shareholders and purchases, redemptions and exchanges made on behalf of Shareholders.

	C. Process dividend and distribution payments from the Fund on behalf of each Shareholder.

	D. Transmit to Shareholders copies of proxy materials, periodic reports and other materials relating to the Fund.

	E. With respect to each Shareholder, aggregate all purchase, redemption and exchange orders made on behalf of the Shareholders and transmit instructions based on such aggregate orders
("Instructions") to the Transfer Agent for acceptance.

	F. Transmit to the Shareholders confirmations of transactions made in accordance with Instructions.

	G. Provide to the Fund and/or other parties designated by them such other information relating to transactions in and holdings of Shares on behalf of the Shareholders as is reasonably requested.

	H. Arrange for the delivery to the Transfer Agent of appropriate documentation and, in the case of purchase orders, payment, in connection with each aggregate order transmitted to the Transfer
Agent.

	I. Provide to the Fund and/or other parties designated by them such periodic reports as they shall reasonably conclude are necessary to enable the Fund to comply with federal or state Blue Sky requirements.

2. 	Appointment as Agent for Limited Purpose

Sub-Transfer Agent shall be deemed to be agent of the Fund for the sole and limited purpose of receiving purchase, redemption and exchange orders from Shareholders and transmitting corresponding Instructions to the Transfer Agent. Except as provided specifically herein, neither Sub-Transfer Agent nor any person to which Sub-Transfer Agent may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Fund.

3. 	Delegation by Sub-Transfer Agent

With respect to any Shareholder, Sub-Transfer Agent may delegate some or all of its duties under this Agreement to other parties which after reasonable inquiry Sub-Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Sub-Transfer Agent shall enter into a written agreement with the delegatee in which the delegatee will, among other things:

	A. agree to forward Instructions to the Transfer Agent within such time periods as are specified by the Transfer Agent, the Fund's prospectus and applicable law and regulation; and

	B. represent and warrant that it is duly registered as required under all federal and state securities laws.

4. 	Records and Reporting

Sub-Transfer Agent will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the request of the Fund or the Transfer Agent, Sub-Transfer Agent will provide copies of: historical records relating to transactions involving the Fund and Shareholders; written communications regarding the Fund to or from Shareholders; and other materials relating to the provision of services by Sub-Transfer Agent under this Agreement. Sub-Transfer Agent will comply with any request for such information and documents made by the board of directors of the Fund or any governmental body or self-regulatory organization. Sub-Transfer Agent agrees that it will permit the Fund, the Transfer Agent or their representatives to have access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by Sub-Transfer Agent.

5.	 Sub-Transfer Agent's Ability to Provide Services

Sub-Transfer Agent agrees to notify the Fund promptly if for any reason it is unable to perform its obligations under this Agreement.

6.	Compensation

	A. In consideration of performance of the services by Sub-Transfer Agent hereunder and the costs it will incur in providing those services, the Fund agrees to reimburse Sub-Transfer Agent for its costs (including payments to delegatees) in amounts that do not exceed those indicated in the maximum reimbursement schedule attached as Schedule A hereto. With respect to any Shareholder, to the extent Sub-Transfer Agent delegates any obligations hereunder to a third party, Sub-Transfer Agent will negotiate in good faith with such third party delegatee regarding the fees to be paid to the delegatee. Sub-Transfer Agent, and not the Fund, will be solely responsible for compensating such a delegatee. If as a result of its fee negotiations with such a delegatee Sub-Transfer Agent is required to pay the delegatee less than would be the case if Schedule A were the delegatee's fee schedule, Sub-Transfer Agent will reduce the amount of compensation it receives from the Fund hereunder by the amount of such differential.

	B. The Fund agrees to reimburse Sub-Transfer Agent or its delegatees for their reasonable out-of-pocket costs, which shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein.

	C. Sub-Transfer Agent will permit the Fund or its representatives (including counsel and independent accountants) reasonable access to its records to enable the Fund to verify that Sub-Transfer
Agent's charges to the Fund hereunder comply with the provisions of this Agreement.

7.	Representations and Warranties of Sub-Transfer Agent

Sub-Transfer Agent represents and warrants to the Fund that: (i) it is a partnership duly organized and existing and in good standing under the laws of the State of Georgia; (ii) it is duly qualified to carry on its business in Georgia; (iii) it is empowered under applicable laws and by its partnership agreement to enter into and perform this Agreement; (iv) all requisite partnership proceedings have been taken to authorize it to enter into and perform this Agreement; and (v) it has and will continue to have during the term of this Agreement access to the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.



8.	Representations and Warranties of the Fund

The Fund represents and warrants to the Sub-Transfer Agent that: (i) it is duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) it is empowered under applicable laws and regulations and by its Master Trust Agreement and by-laws to enter into and perform this Agreement; (iii) all requisite proceedings have been taken by its Trustees to authorize it to enter into and perform this Agreement; (iv) it is an open-end, diversified, management investment company registered under the Investment Company Act of 1940; and (v) a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all Shares being offered for sale.

9. 	Indemnification

Sub-Transfer Agent shall indemnify and hold harmless the Fund from and against any and all losses and liabilities that any one or more of them may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of Sub-Transfer Agent or any of its delegatees of its responsibilities under this Agreement; excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any noncompliance by the Fund with its obligations under this Agreement, as to which the Fund shall indemnify, hold harmless and defend Sub-Transfer Agent on the same basis as set forth above.

10. 	Termination

This Agreement may be terminated at any time by Sub-Transfer Agent or the Fund upon 30 days' written notice. The provisions of paragraphs 4 and 9 shall continue in full force and effect after termination of this Agreement.

11.       Limitation of Liability

The Fund and Sub-Transfer Agent agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been make by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Master Trust Agreement.

12.	Miscellaneous

This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of New York. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



CONCERT INVESTMENT SERIES 				PFS SHAREHOLDER
SERVICES
on behalf of [     ]



By:	                                                 	By:
	__________________________
Title:
	Title:	__________________________


Schedule A


The fees are calculated based on an annual charge of:

	[      %] with respect to Class 1 Shares
	[      %] with respect to Class A Shares
	]      %] with respect to Class B Shares

of the average daily net assets of such shares invested in the Fund by those beneficial owners of Fund shares with respect to which the Sub-Transfer Agent maintains record ownership as nominee with the Fund's transfer agent.




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